Exhibit 99.1

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Segment Data
On July 9, 2017, we entered into a framework agreement with Slovenia Broadband S.à r.l. (the "Purchaser"), a wholly owned subsidiary of United Group B.V., relating to the sale of our Croatia and Slovenia operations for cash consideration of EUR 230.0 million (approximately US$ 262.5 million as at July 9, 2017), subject to customary working capital adjustments. We expect the transaction to close by late 2017 or early 2018, subject to obtaining regulatory approvals and other customary closing conditions. If the transaction is terminated by either party because the transaction has not closed prior by December 31, 2017 (which date may be extended under certain circumstances to March 31, 2018), we would receive a termination fee of EUR 7.0 million (approximately US$ 8.0 million as at July 9, 2017), subject to certain exceptions, including if the requisite regulatory approvals have not been obtained as a result of the Purchaser being required to make specified material divestitures as a condition to any requisite regulatory approvals.
We have recast all quarterly periods from the first half of 2017 and the year ended December 31, 2016 to present the results of these businesses as discontinued operations in our consolidated statements of operations and comprehensive income. These changes had no effect on net income / loss for these periods, as reported in our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017 filed with the SEC on July 25, 2017 and in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 9, 2017. Segment net revenue and OIBDA has been recast in each quarter presented to include only the results of continuing operations.
We manage our business on a geographical basis, now with four operating segments: Bulgaria, the Czech Republic, Romania and the Slovak Republic, which are also our reportable segments and our main operating countries. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers; how operations are managed by segment managers; and the structure of our internal financial reporting.
Our segments generate revenues primarily from the sale of advertising and sponsorship on our channels. This is supplemented by revenues from cable and satellite television service providers to carry our channels on their platforms and from revenues through the sale of distribution rights to third parties. Intersegment revenues and profits have been eliminated in consolidation.
We evaluate the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow are also used as components in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-Chief Executive Officers when evaluating our performance. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA.
Our key performance measure of the efficiency of our segments is OIBDA margin. OIBDA margin is the ratio of OIBDA to net revenues. OIBDA may not be comparable to similar measures reported by other companies.
Below are tables showing our recast net revenues and OIBDA by segment for the six months ended June 30, 2017 and twelve months ended December 31, 2016, as well as each quarterly period thereof.

	(unaudited)
	For the Three Months Ended, (US$ 000's)		For the Six Months Ended, (US$ 000's)
Net revenues	March 31, 2017	June 30, 2017	June 30, 2017
Bulgaria	$15,305	$20,774	$36,079
Czech Republic	39,474	53,371	92,845
Romania	38,944	48,570	87,514
Slovak Republic	18,340	24,624	42,964
Intersegment revenues (1)	(331)	(444)	(775)
Total net revenues	$111,732	$146,895	$258,627
(1) Reflects revenues earned from the sale of content to other country segments. All other revenues are third party revenues.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(US$ 000’s)

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
Net revenues	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Bulgaria	$15,859	$20,455	$13,789	$22,548	$72,651
Czech Republic	38,608	50,919	39,031	61,814	190,372
Romania	32,370	48,929	36,970	54,682	172,951
Slovak Republic	19,062	22,540	17,864	31,083	90,549
Intersegment revenues (1)	(82)	(40)	(127)	(100)	(349)
Total net revenues	$105,817	$142,803	$107,527	$170,027	$526,174
(1) Reflects revenues earned from the sale of content to other country segments. All other revenues are third party revenues.

	(unaudited)
	For the Three Months Ended,		For the Six Months Ended,
OIBDA and reconciliation of OIBDA to (Loss) / income before tax	March 31, 2017	June 30, 2017	June 30, 2017
Bulgaria	$1,357	$3,079	$4,436
Czech Republic	10,959	25,553	36,512
Romania	14,686	22,268	36,954
Slovak Republic	873	7,522	8,395
Elimination	(8)	25	17
Total Operating Segments	27,867	58,447	86,314
Corporate	(6,775)	(6,791)	(13,566)
Total OIBDA	21,092	51,656	72,748
Depreciation of property, plant and equipment	(5,959)	(6,450)	(12,409)
Amortization of broadcast licenses and other intangibles	(2,109)	(2,053)	(4,162)
Operating income	13,024	43,153	56,177
Interest expense	(18,993)	(17,428)	(36,421)
Non-operating income, net	2,232	6,908	9,140
(Loss) / income before tax	$(3,737)	$32,633	$28,896

	(unaudited)
	For the Three Months Ended,				For the Year Ended,
OIBDA and reconciliation of OIBDA to (Loss) / income before tax	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
Bulgaria	$1,069	$5,954	$1,943	$3,276	$12,242
Czech Republic	10,074	23,099	13,180	30,665	77,018
Romania	9,462	22,962	12,606	16,986	62,016
Slovak Republic	2,393	3,158	(383)	10,779	15,947
Elimination	—	3	6	(4)	5
Total Operating Segments	22,998	55,176	27,352	61,702	167,228
Corporate	(6,509)	(7,537)	(8,028)	(8,246)	(30,320)
Total OIBDA	16,489	47,639	19,324	53,456	136,908
Depreciation of property, plant and equipment	(5,526)	(5,807)	(5,801)	(5,972)	(23,106)
Amortization of broadcast licenses and other intangibles	(2,060)	(2,114)	(2,073)	(2,023)	(8,270)
Operating income	8,903	39,718	11,450	45,461	105,532
Interest expense	(43,973)	(24,243)	(22,424)	(20,749)	(111,389)
Loss on extinguishment of debt	—	(150,158)	—	—	(150,158)
Non-operating income / (expense), net	1,103	185	350	(3,712)	(2,074)
(Loss) / income before tax	$(33,967)	$(134,498)	$(10,624)	$21,000	$(158,089)

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